CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 46 to the registration statement on Form N-1A (File No. 2-55091 for Putnam Money Market Fund and 33-15238 for Putnam Tax-Exempt Money Market Fund) (Registration Statement) of our reports dated November 10, 2011 for Putnam Money Market Fund and November 8, 2011 for Putnam Tax-Exempt Money Market Fund, relating to the financial statements and financial highlights of Putnam Money Market Fund and Putnam Tax-Exempt Money Market Fund, which appears in such Registration Statement. We also consent to the references to us under the headings Financial highlights and Independent Registered Public Accounting Firm and Financial Statements in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
January 24, 2012